CAVALRY BANCORP STOCKHOLDERS ELECT DIRECTORS

MURFREESBORO, TENNESSEE --- Stockholders of Cavalry Bancorp recently met and re-elected three directors to their board. Chairman and CEO Ed C. Loughry, Jr. announced that William Kent Coleman, James C. Cope and Ed C. Loughry, Jr. will serve another three-year term on the Board of Directors.

Coleman was first elected to the board in 2001. He is an associate in the law office of Rucker, Gilley & Coleman, an association of attorneys in Murfreesboro, Tennessee. He is also a Tennessee State Representative, representing the 49th District. Coleman also serves on the boards of the Tennessee Cystic Fibrosis Foundation and the Volunteer Behavioral Health Care System.

Cope is a partner in the law firm Murfree, Cope, Hudson & Scarlett in Murfreesboro, Tennessee. He serves as attorney for Rutherford County, Tennessee, the Middle Tennessee Electric Membership Corporation, the Murfreesboro Housing Authority, The Smyrna/ Rutherford County Airport Authority and otherwise engages in a general practice of civil law. He is a past President of the Middle Tennessee State University Foundation and the Murfreesboro Rotary Club.

Loughry joined Cavalry Banking in 1968 and currently serves as Chairman of the Board and Chief Executive Officer of the bank and the company. He has served on the Board of Directors of the Rutherford County Chamber of Commerce, United Way, Heart Fund, the Federal Home Loan Bank of Cincinnati, and the ABA Bank Pac Board. He is currently serving as Past Chairman of the Tennessee Bankers Association. He is also currently serving on the Middle Tennessee Medical Center Board, the HealthSpring Board, the American Bankers Association Board, and the Christy-Houston Foundation. He was elected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.

Others already serving three-year staggered terms on the board are: Terry G. Haynes, Chief Executive Officer, General Manager and Chief Operating Officer of Haynes Bros. Lumber Company, Murfreesboro; William H. Huddleston, IV, President of Huddleston-Steele Engineering, Inc. in Murfreesboro; Gary Brown, who serves the Cavalry Board as Vice Chairman, is owner and President of Roscoe Brown, Inc. of Murfreesboro; Tim J. Durham, owner of Durham Realty & Auction, Inc.; Ronald F. Knight, current President and Chief Operating Officer of Cavalry Bank.

Cavalry Bancorp, Inc., a Tennessee corporation, is the holding company for Cavalry Banking, a state chartered, Federal Reserve member, commercial bank. The primary regulator for the Bancorp and the Bank is the Board of Governors of the Federal Reserve System. The Bank is also under the supervision of the Tennessee Department of Financial Institutions. The Bank is the oldest and largest independent community bank in Rutherford County, Tennessee. Through its subsidiary Miller & Loughry Insurance and Services, Inc., the Bank provides a full range of insurance products and services as well as assistance with human resources. The Bank also offers investment services through its brokerage division, Cavalry Investments. The Bank also provides a full range of trust services through its Investment and Wealth Management & Trust division. The mortgage banking division, Cavalry Mortgage, provides mortgage loan assistance primarily in the Nashville and Middle Tennessee market area. Cavalry Bancorp, Inc. and its subsidiaries provide a full range of financial products and services to individuals and businesses primarily within Rutherford, Davidson, and Bedford counties in Middle Tennessee.